EXHIBIT 99.1

[LOGO OF THE CEREGHINO GROUP]	[LOGO OF SUN AMERICAN BANK]
	Contact:	Michael Golden, CEO
Robert Nichols, CFO
561-826-0464

SUN AMERICAN BANCORP COMPLETES ACQUISITION OF BEACH BANK

BOCA RATON, FL – January 4, 2007 – Sun American Bancorp (AMEX: SBK), the bank holding company for Sun American Bank, announced today that it has completed its acquisition of Beach Bank.  As a result of the acquisition, Sun American Bank acquired substantially all of the assets and assumed substantially all of the liabilities of Beach Bank, which operates two branches. Beach Bank had $127.1 million in assets as of September 30, 2006.  At year end, Sun American operated fourteen branches in South Florida, including the two acquired from Beach Bank. Branches in West Delray Beach and Fort Lauderdale, Florida are the two most recent Sun American branches approved for opening.

“I want to thank the Beach Bank team and welcome our new customers, employees and shareholders to the Sun American family,” said Michael Golden, President and CEO of Sun American Bancorp.  “On January 2nd, all Beach Bank branches re-opened under the Sun American banner and we expect that all major system conversions will be completed by the end of February.  The customers of Beach Bank will continue to be served by the same familiar faces they have always done business with and will receive the extraordinary level of local, personal service they have come to expect.”

“The acquisition reflects our commitment to expanding into the high growth banking markets in South Florida,” Golden continued.  “Together, we are well positioned to take advantage of new business opportunities, and this acquisition allows us to leverage our existing franchise and deepen our relationship with our customers.”

Also as previously reported, Sun American recently announced that they have entered into a definitive agreement and plan of merger for Sun American to acquire Independent Community Bank. Independent operates one branch in Tequesta, Florida located to the northeast of Jupiter, Florida.  Independent is a privately held commercial bank with $123 million in assets and $99 million in deposits as of September 30, 2006. Both Sun American and Independent received a 5-star rating from Bauer Financial for the 2nd quarter of 2006. Sun American Bancorp expects that the merger will be completed in the first quarter of 2007 and will be immediately accretive to its earnings per share.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business.  Sun American Bank operates fourteen offices in Miami, Broward and Palm Beach Counties in Southeast Florida and has $331 million in total consolidated assets as of September 30, 2006.  We anticipate closing the year at over $500 million in assets with the Beach Bank acquisition. For additional information, please visit our website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are “forward looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.

NOTE:  Transmitted on Business Wire on January 4, 2007 at 4:39 p.m. EST.

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